As filed with the Securities and Exchange Commission on July 6, 2026

Registration No. 333-257931

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-257931

UNDER

THE SECURITIES ACT OF 1933

Origin Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-1388928
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

930 Riverside Parkway, Suite 10

West Sacramento, CA 95605

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matt Plavan

Interim Chief Executive Officer, Chief Financial Officer and

Chief Operating Officer

Origin Materials, Inc.

930 Riverside Parkway, Suite 10

West Sacramento, CA 95605

(916) 231-9329

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. McKenna

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Approximate date of commencement of proposed sale to the public: Not Applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), relates to the registration statement on Form S-3, Registration No. 333-257931 (the “Registration Statement”), filed by Origin Materials, Inc. (the “Company”) on August 3, 2022, with the Securities and Exchange Commission to register the sale from time to time of up to covering the resale of up to (i) 2,966,082 shares of its common stock, par value $0.0001 per share (including up to 1,182,555 shares of common stock issuable upon the exercise of certain warrants)(as adjusted for a 1-for-30 reverse stock split effected on March 20, 2026) and (ii) 11,326,667 warrants to purchase common stock (which warrants terminated by their terms on June 24, 2026)(collectively, the “Registered Securities”). The Registration Statement was declared effective on August 8, 2022.

On May 1, 2026, the Company announced that its Board of Directors (the “Board”) unanimously approved the dissolution and liquidation of the Company pursuant to a plan of complete liquidation and dissolution (the “Plan of Dissolution”), subject to stockholder approval. Therefore, the Company has determined to terminate the offerings of Registered Securities under the Registration Statement. Accordingly, the Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Company in the Registration Statement, to remove from registration any and all of the Registered Securities that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Sacramento, California, on July 6, 2026.

ORIGIN MATERIALS, INC.

By:	/s/ Matt Plavan
Matt Plavan
Interim Chief Executive Officer, Chief Financial Officer and Chief Operating Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.

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